Exhibit 10.3
Clean Diesel Technologies, Inc.
Management
Short Term Incentive Plan
Approvals:

Charles F. Call, CEO

Nikhil Mehta, CFO

Compensation and Nominating Committee

CLEAN DIESEL TECHNOLOGIES, INC.
MANAGEMENT SHORT TERM INCENTIVE PLAN
The Clean Diesel Technologies, Inc. (CDT) Management Short Term Incentive Plan is intended to increase the focus of all management and professional employees on improving the financial performance of the company in key targeted areas by providing a financial reward for significant achievement in attaining business results.
All management and professional employees are eligible to participate in the plan upon hire with CDT. In their first year of employment with CDT, the eligible employee’s earned bonus will be prorated to reflect the portion of the year they contributed to financial results. The plan is intended for all eligible employees to share in the same objectives that are consistently measured.
Actual bonus payouts will be a function of the business financial performance each fiscal year and each eligible employee’s bonus level within the plan. Senior and key management have the most direct impact on the financial performance of the business and, therefore have the highest potential payout.
Participation levels, business objectives and financial targets will be set by the Board of Directors upon recommendation of the Compensation and Nominating Committee and may include an incremental pay scale that includes linear payout levels. Below are the definitions of “threshold,” “target,” and “maximum” payout levels of the incremental scale.

Threshold:	The minimum level that must be achieved in order to achieve the minimum payout on the bonus within the bonus category. A payout, in each or any bonus category, is earned when performance exceeds a threshold.

Target:	The level that is CDT’s Board approved financial budget for the year and which must be achieved in order for a 100% payout of the bonus within the specific bonus category.

Maximum:	The top level of the incremental scale, above which no further bonus payout will occur.
At Threshold, there is a minimum bonus payout. Between “threshold” and “target” the payout will be linear. The closer our financial performance is to “target,” the better the payout. Between “target” and “maximum” the payout will be linear. Financial performance above “target” results in a greater payout. “Maximum” is the limit at which financial performance in each bonus category will result in a bonus payout.
The thresholds in each bonus category represent an improvement in performance over the prior year and reaching and exceeding the “threshold” level is of real value to the company. However, the payout is not significant until the “Target” is reached and provides enough incentive to encourage driving for improvement even if the company has diminished chances of hitting the “target” level performance.
Plan payments are to be determined by CDT Senior Management with approval of the Compensation and Nominating Committee and the Board of Directors. Individual employee payment recommendations are then submitted to the CDT CEO, the Compensation and Nominating Committee and Board of Directors for final approval before any payments can be made.
The bonus will be paid out on an annual basis by the end of the second quarter of each year, so that financial results from the previous year will have ample time to be reviewed and finalized. To be eligible for the bonus payout, you must be an active employee on the date of the bonus payout.
CDT reserves the right to change or discontinue the Management Short Term Incentive Plan or payments at any time.

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